Exhibit 8.1

Subsidiaries of the Registrant

Subsidiaries[1]	Place of incorporation	Ownership
Signature Tasty Claypot House Holding Sdn. Bhd.	Malaysia	100% equity interest owned by CCH Holdings Ltd
Signature Tasty Claypot House (GH) Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
CHH KL Group Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
GTL F&B Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
Zi Wei Yuan (Raja Uda) Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
CCH Tropika Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
GEF Family Food Court Sdn. Bhd.	Malaysia	80% equity interest owned by GTL F&B Sdn. Bhd.

[1]	CCH Holdings Ltd (the "Company") has recently become aware of the unauthorized formation of an entity identified as CCH USA CO., LTD, which incorrectly purports that the Company is its sole shareholder. The Company has no affiliation with, ownership interest in, or involvement in CCH USA CO., LTD, and expressly disclaims any and all association with CCH USA CO., LTD.